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                                                                  Exhibit 10.3

                                 EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT dated as of August 1, 1997 (the "AGREEMENT") between Discovery Zone, Inc. (the "COMPANY") and Sharon Rothstein (the "EXECUTIVE").

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

    1.   EMPLOYMENT AND DUTIES

         1.1 GENERAL. The Company hereby employs the Executive, and the Executive agrees to serve as Senior Vice President, Marketing and Entertainment, upon the terms and conditions herein contained. In such capacity, the Executive agrees to serve the Company faithfully and to the best of her ability under the direction of and reporting to the Chief Executive Officer of the Company (the "CEO"). The Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer or director of any subsidiary of the Company.

         1.2. TERM OF EMPLOYMENT. The Executive's employment under this Agreement shall commence on August 1, 1997 (the "EFFECTIVE DATE") and shall terminate on the earlier of (i) December 31, 2000, which term shall be automatically extended for successive one-year periods unless, not later than 60 days prior to December 31, 2000 or any extension thereof pursuant to this
Section 1.2, the Company or the Executive shall have given notice to the other party that it does not wish to extend the term, or (ii) the termination of the Executive's employment pursuant to Article 4 or 5 of this Agreement. The term commencing on the Effective Date and ending on December 31, 2000 or any extension thereof pursuant to this Section 1.2 is hereinafter referred to as the "EMPLOYMENT TERM".

         1.3. PLACE OF EMPLOYMENT. The Executive's principal place of employment will be in the New York metropolitan area (as defined herein). NEW YORK METROPOLITAN AREA" for purposes of this Agreement shall mean New York City, Westchester County, southern Connecticut or northern New Jersey.

         1.4. EXCLUSIVE SERVICES. During the Executive's employment under this Agreement, the Executive shall devote substantially all of her business time and best efforts to the performance of her duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the "BOARD"); PROVIDED that nothing herein will preclude the

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Executive from continuing to serve on the board of directors of any business corporation or any charitable organization on which she now serves and that has been disclosed to the Company in writing, or subject to the prior approval of the Board, from accepting appointment to additional boards of directors, in either case, PROVIDED that such activities do not materially interfere with the performance of the Executive's duties hereunder.

         1.5. INDEMNIFICATION. The Company shall indemnify the Executive against any directors' and officers' liability with respect to the Company to the fullest extent permitted by law.

    2.      COMPENSATION

         2.1. BASE SALARY. From the Effective Date, the Executive shall be entitled to receive a base salary ("BASE SALARY") at a rate of $185,000 per annum, payable in arrears in equal installments not less frequently than monthly in accordance with the Company's payroll practices, with such annual increases as may be provided in accordance with Section 2.2. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

         2.2. ANNUAL REVIEW. The Executive's Base Salary shall be reviewed by the Company annually, and such Base Salary may be increased in the sole discretion of the Company (but not decreased) upon such review during the remainder of the Employment Term. The Company has no obligation to increase the Executive's Base Salary during the Employment Term.

         2.3. BONUS. For the Company's fiscal years after 1997, the Executive shall be eligible to participate in the Company's annual Management Incentive Plan ("MIP"). Under the MIP, the Executive's annual target bonus for achievement of all individual and Company goals shall be $90,000. The MIP shall provide that the portion of the Executive's potential bonus tied to the Company's achieving its EBITDA goal for that year (as determined by the CEO with the approval of the Board) will increase or decrease proportionately to the extent that the Company's actual EBITDA for that year exceeds or is less than, as the case may be, such EBITDA goal. In addition, the Executive shall be eligible to receive such additional bonus, if any, as the Company in its sole discretion may grant the Executive. The Executive's 1997 annual bonus, if any, will be discretionary.

         2.4. STOCK OPTIONS.

         2.4.1. OPTION GRANT. On or as soon as practicable after July 29, 1997 (the "REORGANIZATION DATE"), the effective date of the plan of reorganization of the Company (the "PLAN OF REORGANIZATION"), the Executive shall be granted an option (the "OPTION") to purchase 89,500 shares of the common stock of the reorganized Company ("COMMON STOCK") at an exercise price of $11.88 per share in accordance with the terms of the employee stock incentive plan that is incorporated in the Plan of Reorganization.

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         2.4.2.    MATERIAL TERMS.  On January 1 of each of 1998, 1999 and
2000, the Option shall vest and become exercisable with respect to 331/3% of the aggregate amount of shares of Common Stock subject to the Option (the "INITIAL AMOUNT"). The period commencing on the Reorganization Date and ending on January 1, 2000 is referred to herein as the "VESTING PERIOD." Subject to the provisions of the next paragraph, to the extent vested, the Option is exercisable at any time during the period ending on the tenth anniversary of the Reorganization Date (such period, the "EXERCISE PERIOD").

         If the Executive's employment with the Company is terminated during the Vesting Period by the Company for Cause (as defined in Section 4.3) or during the Vesting Period by the Executive without Good Reason (as defined in Section 4.4), the Option shall, to the extent not previously exercised, be cancelled without consideration and any shares of Common Stock previously acquired by the Executive upon the exercise in whole or in part of the Option shall be subject to redemption by the Company at a redemption price per share equal to the exercise price per share under the Option. If the Executive's employment with the Company is terminated during the Vesting Period due to her death or disability, the then unvested portion of the Option, if any, will be cancelled without consideration and the Executive will be entitled to retain the then vested portion of the Option which will remain exercisable for the remainder of the Exercise Period. Following the Vesting Period, the Option is not subject to cancellation, and no termination of the Executive's employment with the Company for any reason, whether by the Executive or Company, will affect the remainder of the Exercise Period and no shares of Common Stock acquired by the Executive upon the exercise of the Option are subject to forced redemption by the Company.

         If a Change of Control (as defined in that certain Indenture dated as of July 22, 1997, between the Company and State Street Bank and Trust Company, as trustee, in respect of the Company's 131/2% Senior Secured Notes) occurs during the term of the Executive's employment with the Company or the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, any unvested portion of the Option will vest and become exercisable immediately (or, in the case of a Change of Control, immediately prior to such Change of Control) and will remain exercisable for the remainder of the Exercise Period; PROVIDED that in connection with the consummation of any such Change of Control in which the selling holders of Common Stock are receiving cash consideration for their shares, the Company may elect to cancel the unexercised portion of the Option (the "UNEXERCISED PORTION") in exchange for a cash payment to the Executive equal to the excess of (x) the fair market value of the shares of Common Stock covered by the Unexercised Portion over (y) the aggregate exercise price of the Unexercised Portion. For purposes or this Section 2.4.2, "FAIR MARKET VALUE" shall be determined by the Board in good faith and, in the event of a Change of Control involving the sale of shares of Common Stock, shall be based upon the price per share of Common Stock payed by the acquiror in connection with such Change of Control.

         2.4.3. TAG ALONG RIGHTS. If at any time (x) Birch Holdings LLC and its successors and assigns (collectively, "Birch") intends to transfer all or a portion of the shares of Common Stock then held by Birch to any person or persons other than an affiliate of Birch and (y) Birch has previously received aggregate proceeds in excess of $32 million in respect of

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prior transfers of Common Stock, then Birch shall notify the Executive of such intended transfer and its terms and conditions. Within 15 days of the date of receipt of such notice, the Executive shall notify Birch in writing whether she elects to participate in such transfer. If the Executive timely notifies Birch in writing of her election to participate in such transfer, the Executive will have the right to sell, at the same price and on the same terms as Birch, such number of shares of Common Stock then beneficially owned by the Executive equal to the product of (i) the number of shares of Common Stock Birch actually proposes to transfer multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock then beneficially owned by the Executive and the denominator of which is the aggregate number of shares of Common Stock then beneficially owned by Birch and the Executive.

    3.   EMPLOYEE BENEFITS

         3.1. GENERAL. The Executive shall be included, to the extent eligible thereunder by virtue of her position, tenure, salary, age and other qualifications, in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which the Company may establish or maintain from time to time for, or make available to, its senior executives of equal or lower positions.

         3.2. REIMBURSEMENT OF EXPENSES. The Company will reimburse the Executive for reasonable travel and other business expenses incurred by her in the fulfillment of her duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company policies and practices consistently applied.

         3.3. AUTOMOBILE ALLOWANCE. The Company shall provide the Executive with an automobile allowance of $1,000 per month.

    4.   TERMINATION OF EMPLOYMENT

         4.1. TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON.

         4.1.1. GENERAL. Subject to the provisions of Section 4.1.2, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as defined in Section 4.3), or if the Executive resigns from her employment hereunder for Good Reason (as defined in Section 4.4), the Company shall continue to pay the Executive her Base Salary as of the date of termination or resignation for the duration of the Severance Period (as defined in this Section 4.1.1) and shall pay a pro rata bonus to the Executive for the year of termination or resignation. The Company will also provide the Executive (i) medical and dental insurance coverage under COBRA until the end of the Severance Period or, if earlier, the date on which the Executive becomes eligible for medical and dental coverage from a third-party employer; (ii) continued life and disability insurance coverage (if such coverage was provided to the Executive immediately prior to the Executive's termination or resignation) until the end of the Severance Period; and (iii)

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continuation of the Executive's automobile allowance under Section 3.3 until the end of the Severance Period. Any stock options the Executive holds will be governed by Section 2.4.2. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation except as determined in accordance with the terms of the employee benefit plans or programs of the Company. The "SEVERANCE PERIOD" shall mean
(i) if the Executive's date of termination or resignation occurs prior to the expiration of the Employment Term and within 18 months after the Reorganization Date, the period beginning on the date of termination or resignation and ending 18 months thereafter, or (ii) if the Executive's date of termination or resignation occurs prior to the expiration of the Employment Term and after the date that is 18 months after the Reorganization Date, the period beginning on the date of termination or resignation and ending on the later of the last day of the Employment Term or the date that is one year after the date of termination or resignation.

         4.1.2. CONDITIONS APPLICABLE TO THE SEVERANCE PERIOD. If, during, the Severance Period, the Executive materially breaches her obligations under Section 6 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments, or to provide any further benefits, described in Section 4.1.1.

         4.1.3. DEATH DURING SEVERANCE PERIOD. In the event of the Executive's death during the Severance Period, payments of Base Salary under
Section 4.1.1 shall continue to be made during the remainder of the Severance Period to the Executive's estate.

         4.1.4. MITIGATION. The Executive shall be required to mitigate the amount of any payment provided for in Section 4.1 by seeking, other employment; provided, however, that the Executive shall not be required to accept a lesser position, and any such payment or benefit shall be reduced by the amount of the Executive's compensation from such other employment.

    4.2. TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, or if the Executive resigns from her employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of her Base Salary earned through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment.

    4.3. CAUSE. Termination for "CAUSE" shall mean termination of the Executive's employment because of (i) the Executive's conviction of, or plea of guilty or NOLO CONTENDERE to, a felony, (ii) a breach by the Executive of her covenants contained in Section 6 of this Agreement, (iii) the Executive's theft of funds or property from the Company or otherwise engaging in fraudulent conduct against the Company or (iv) the continued failure or refusal of the Executive to substantially perform the material duties required of her as an employee of the Company under this Agreement after specific directive by the CEO.

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    4.4. GOOD REASON.  For purposes of this Agreement, "GOOD REASON" shall mean (i) a material diminution in the Executive's Base Salary, duties, responsibilities or title, (ii) the failure of the Company to pay the Executive's bonus in accordance with Section 2.3 or (iii) a breach by the Company of the reporting provision set forth in Section 1.1 or the location provision set forth in Section 1.3; PROVIDED, HOWEVER, that no resignation for Good Reason shall be effective unless the Executive shall have given notice thereof to the Company specifically identifying the basis therefor, and the Company shall have failed to cure the event or condition identified in the notice within 30 days after its receipt of the notice.

    5.   DEATH OR PERMANENT DISABILITY

         If the Executive's employment is terminated by reason of her death or Permanent Disability (as defined herein), the Company will pay the Executive or her estate or beneficiary, as applicable, her Base Salary through the date of termination and a pro rata bonus under Section 2.3 for the year of termination, plus one additional year of Base Salary (or three additional years of Base Salary if the Executive's death or Permanent Disability occurred as the result of an accident while on Company business), PROVIDED that such payments shall be reduced by the aggregate amount of payments received or to be received by the Executive or her estate or beneficiary under any Company-paid benefit plans or policies. For purposes hereof, "PERMANENT DISABILITY" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all her duties under this Agreement, which disability or infirmity has lasted or can be expected to last for a continuous period of 180 days.

    6.   CONFIDENTIALITY; NONSOLICITATION: NONCOMPETITION

         6.1. CONFIDENTIALITY. The Executive covenants and agrees with the Company that she will not at any time, except in performance of her obligations to the Company or hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of her association with the Company or any of its subsidiaries and affiliates. The term "CONFIDENTIAL INFORMATION" includes material information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's or any of its affiliates' or subsidiaries' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

         6.2. NONSOLICITATION. For so long as the Executive is employed by the Company and continuing for one year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, solicit or endeavor to entice away from the

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Company, or any of its subsidiaries or affiliates, any person or entity who is employed by the Company, or any of its subsidiaries or affiliates.

         6.3. NO COMPETING EMPLOYMENT. For so long as the Executive is employed by the Company, and continuing for one year thereafter (or, if the Executive is entitled to a continuation of her Base Salary under Section 4.1.1, the period during which such Base Salary is continued, if less), the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries, render any service to or in any way be affiliated with a competitor of the Company or any of its subsidiaries or affiliates in the family entertainment center business (or any person or entity that is reasonably anticipated, to the general knowledge of the Executive or the public, to become a competitor in such business). For the purposes of this
Section 6.3, ownership of securities having no more than one percent of the outstanding voting power of any competitor which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 6.3 so long as the Executive has no other connection or relationship with such competitor.

         6.4. EXCLUSIVE PROPERTY. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company.

         6.5. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reasons a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.


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    7.   MISCELLANEOUS

         7.1. NOTICES. All notices and communications hereunder shall be in writing, addressed, if to the Company, at its corporate headquarters, to the attention of the CEO, and, if to the Executive, at 199 West End Avenue, Ridgewood, New Jersey 07450, or such other address as the Executive has most recently filed with the Company. Any such notice or communication shall be delivered in person, by cable, by telecopy (with confirmation copy of such telecopied material delivered in person or by registered or certified mail, return receipt requested) or by certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

         7.2. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         7.3. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

         7.4. WITHHOLDING. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with her employment hereunder.

         7.5. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the law of the State of New York without reference to rules relating to conflict of law.

         7.6. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive and the Company, their respective heirs, executors, administrators and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise transferred to or combined into one or more entities, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the entity resulting from such merger or to which the assets shall be sold or transferred (and any such transfer by operation of law or otherwise is expressly permitted hereunder), which entity from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, by operation of law or otherwise, the Company shall remain primarily liable for its obligations hereunder. This Agreement shall not be assignable by the Executive.

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         7.7. HEADINGS.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         7.8 COUNTERPARTS. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set her hand, as of the day and year first above written.


                                            DISCOVERY ZONE, INC.

                                            By:/s/ Scott Bernstein
                                               ----------------------------
                                            Title: President & CEO
                                                   ------------------------

                                            EXECUTIVE


                                            /s/ Sharon Rothstein
                                            ------------------------------
                                            Sharon Rothstein